Exhibit xxxiii




                                  CREDIT AGREEMENT
                        dated as of September 30, 1994 between
                           FEDERAL REALTY INVESTMENT TRUST
                                         and
                        FIRST UNION NATIONAL BANK OF VIRGINIA









































     DC-185574.1

     TABLE OF CONTENTS
                                      ARTICLE I
                                     DEFINITIONS

     Section 1.1.     Definitions                                              1
     Section 1.2.     Accounting Terms and Determinations                      5

                                     ARTICLE II
                                     THE ADVANCES

     Section 2.1.     The Advances                                             6
     Section 2.2.     Method of Borrowing                                      6
     Section 2.3.     The Note                                                 6
     Section 2.4.     Interest Rates                                           7
     Section 2.5.     Method of Electing Interest Rates                        7
     Section 2.6.     Prepayment of Advances                                   8
     Section 2.7.     Late Charges                                             9
     Section 2.8.     Non-Usage Fee                                            9
     Section 2.9      Commitment Fee                                           9
     Section 2.10.    General Provisions as to Payments                        9
     Section 2.11.    Extension of the Line of Credit Period                  10
     Section 2.12.    Funding Losses                                          10
     Section 2.13.    Optional Termination or Reduction of the Line of Credit
                      Commitment                                              10
     Section 2.14.    Incorporation by Reference                              10

                                     ARTICLE III
                                THE LETTERS OF CREDIT

     Section 3.1.     The Letters of Credit                                   10
     Section 3.2.     Method of Issuance                                      11
     Section 3.3.     Letter of Credit Disbursements                          11
     Section 3.4.     Reimbursement and Other Payments                        11
     Section 3.5.     Increased Cost; Reduced Rate of Return                  12
     Section 3.6.     Late Charges                                            13
     Section 3.7.     Letter of Credit Fee                                    13
     Section 3.8.     General Provisions as to Payments                       13
     Section 3.9.     Incorporation by Reference                              13
     Section 3.10.    Obligations Absolute                                    14





                                     ARTICLE IV
                    CONDITIONS TO ADVANCES AND LETTERS OF CREDIT

     Section 4.1.     Conditions to the First Advance and the First Letter of
                      Credit Charges                                          14
     Section 4.2.     Conditions to Each Advance                              16
     Section 4.3.     Conditions to Each Letter of Credit                     16


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                                      ARTICLE V

                            REPRESENTATIONS AND WARRANTIES

     Section 5.1.     Existence and Power                                     16
     Section 5.2.     Authorization; Non-Contravention                        17
     Section 5.3.     Binding Effect                                          17
     Section 5.4.     Litigation                                              17
     Section 5.5.     Filings                                                 17
     Section 5.6.     Financial Information                                   17
     Section 5.7.     ERISA Compliance                                        18
     Section 5.8.     Environmental Compliance                                18
     Section 5.9.     Regulation U                                            19


                                     ARTICLE VI

                                 FINANCIAL COVENANTS

     Section 6.1.     Certain Definitions                                     19
     Section 6.2.     Minimum Shareholders' Equity                            20
     Section 6.3.     Total Liabilities to Shareholders' Equity Ratio         20
     Section 6.4.     Minimum Funds From Operations                           20
     Section 6.5.     Net Operating Income From Unleveraged Properties        20
     Section 6.6.     Dividends                                               20


                                     ARTICLE VII

                         ADDITIONAL COVENANTS OF THE BORROWER


     Section 7.1.     Information                                             21
     Section 7.2.     Payment of Obligations                                  23
     Section 7.3.     Maintenance of Property; Insurance                      23
     Section 7.4.     Conduct of Business and Maintenance of Existence        23
     Section 7.5.     Compliance with Laws                                    23
     Section 7.6.     Accounting; Inspection of Property; Books and Records   23
     Section 7.7.     Restriction on Debt                                     24
     Section 7.8.     Restriction on Liens                                    24
     Section 7.9.     Consolidations, Mergers and Sales of Assets             24
     Section 7.10.    Transactions with Affiliates                            24
     Section 7.11.    Transactions with Other Persons                         24
     Section 7.12.    ERISA Matters                                           24
     Section 7.13.    Environmental Matters                                   25
     Section 7.14.    Confession of Judgment                                  25
     Section 7.15.    Use of Proceeds                                         25
     Section 7.16.    Independence of Covenants                               25




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                                     ARTICLE VIII

                                       DEFAULTS

     Section 8.1.     Events of Default                                       25
     Section 8.2.     Other Remedies                                          28
     Section 8.3.     Inspection of Properties                                28

                                     ARTICLE IX
                               CHANGE IN CIRCUMSTANCES
                         AFFECTING EURO-DOLLAR-BASED ADVANCES

     Section 9.1.     Basis for Determining Adjusted London Interbank Offered
                      Rate Inadequate or Unfair                               28
     Section 9.2.     Illegality                                              29
     Section 9.3.     Increased Cost and Reduced Return                       29
     Section 9.4.     Suspension of Advances                                  31


                                      ARTICLE X

                                    MISCELLANEOUS

     Section 10.1.    Notices                                                 31
     Section 10.2.    No Waivers                                              31
     Section 10.3.    Expenses                                                31
     Section 10.4.    Indemnification                                         31
     Section 10.5.    Right of Set-Off                                        33
     Section 10.6.    Amendments and Waivers                                  33
     Section 10.7.    Successors and Assigns                                  33
     Section 10.8.    Governing Law                                           34
     Section 10.9.    Counterparts; Effectiveness                             34
     Section 10.10.   Waiver of Jury Trial; Submission to Jurisdiction        34
     Section 10.11.   Waiver of Personal Liability                            35
     Section 10.12.   Entire Agreement                                        35


     Exhibit A -      Form of Note
     Exhibit B -      Form of Letter of Credit Application
     Exhibit C -      Form of Opinion of Counsel

     Schedule 1.1A - Authorized Persons

     Schedule 5.8 - Environmental Matters









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                                  CREDIT AGREEMENT


              This CREDIT AGREEMENT (as amended, supplemented or modified from time to time, this "Agreement") is dated as of September 30, 1994 and is between FEDERAL REALTY INVESTMENT TRUST, a District of Columbia unincorporated business trust (the "Borrower"), and FIRST UNION NATIONAL BANK OF VIRGINIA, a national banking association (the "Bank").

              The parties hereto agree as follows:


                                      ARTICLE I
                                     DEFINITIONS

              Section 1.1. Definitions. The following terms, as used herein, have the following meanings:

              "Adjusted London Interbank Offered Rate" means, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/16 of 1.00%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the applicable Euro-Dollar Reserve Percentage.

              "Advances" has the meaning set forth in Section 2.1.

              "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower or (ii) any Person (other than the Borrower) that is controlled by or is under common control with such controlling Person (the term "control" meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise).

              "Authorized Person" means any of the officers of the Borrower identified on Schedule l.lA or any other officer of the Borrower identified in a borrowing resolution delivered to and accepted by the Bank.

              "Available Amount" means, as of any date, $50,000,000 minus the sum of (i) the aggregate unpaid principal amount of Advances outstanding on such date plus (ii) the aggregate stated amount of Letters of Credit outstanding on such date plus (iii) all unpaid Reimbursement Amounts as of such date.

              "Business Day" means (i) when used with respect to Advances that bear or are to bear interest at the Prime-Based Rate, any day except a Saturday, Sunday or other day on which commercial banks in McLean, Virginia are authorized by law to close and (ii) when used with respect to Advances that bear or are to bear interest at the Euro-Dollar-Based Rate,

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     any day described in clause (i) above on which commercial banks are open for international business (including dealings in dollar deposits) in London.

              "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of l980 (42 U.S.C. Section 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time.

              "Code" means the Internal Revenue Code of 1986, as amended.

              "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under section 414(b) or 414(c) of the Code.

              "Debt" means, with respect to any Person at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, (vi) the stated amount of all letters of credit and similar instruments issued for the account of such Person (including all unreimbursed draws), (vii) all obligations of others secured by a Lien on any asset of such Person, whether or not such obligation is assumed by such Person and (viii) all obligations of others guaranteed by such Person.

              "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

              "Effective Date" means the date on which this Agreement becomes effective in accordance with Section 10.9.

              "Environmental Requirements" means all federal, state and local environmental laws (including, without limitation, CERCLA), rules, regulations and orders regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              "Euro-Dollar-Based Advance" means an Advance that bears or is to bear interest at the Euro-Dollar-Based Rate.

              "Euro-Dollar-Based Rate" means a rate of interest based on the Adjusted London Interbank Offered Rate as provided in Section 2.4(b).


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              "Euro-Dollar Reserve Percentage" means, for any Interest Period, that percentage (expressed as a decimal) which is in effect on the first day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System in Richmond, Virginia with deposits exceeding $5,000,000,000 in respect of "Eurocurrency Liabilities" (or in respect of any other category of liabilities which consists of or includes deposits by reference to which the interest rate on Euro-Dollar-Based Advances is determined or any category of extensions of credit or other assets which consists of or includes loans by a non-United States office of the Bank to United States residents).

              "Event of Default" has the meaning set forth in Section 8.1.

              "Existing Advances" means all Advances (as such term is defined in the Prior Credit Agreement) made under the Prior Credit Agreement that have not been fully repaid by the Borrower as of the Effective Date.

              "Existing Euro-Dollar Advances" means all Existing Advances that, as of the Effective Date, are bearing interest at the Euro-Dollar-Based Rate (as such term is defined in the Prior Credit Agreement).

              "Existing Prime-Based Advances" means all Existing Advances that, as of the Effective Date, are bearing interest at the Prime-Based Rate (as such term is defined in the Prior Credit Agreement).

              "GAAP" means generally accepted accounting principles in the United States.

              "Hazardous Material" means (i) "hazardous wastes," as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, (ii) "hazardous substances," as defined by CERCLA, (iii) "toxic substances," as defined by the Toxic Substances Control Act, as amended from time to time, (iv) "hazardous materials," as defined by the Hazardous Materials Transportation Act, as amended from time to time, (v) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (vi) any substance whose presence is detrimental or hazardous to health or the environment.

              "Interest Period" means, with respect to each election of the Euro-Dollar-Based Rate, the period commencing on the effective date of such borrowing and ending one, two, three or six months thereafter, as specified in the notice of such election; provided, however, that (i) any such period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month (in which case such period shall end on the next preceding Business Day), (ii) any such period that begins on the last Business Day of a calendar month shall, subject to clause (iii)


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     below, end on the last Business Day of a calendar month and (iii) no such period shall end after the Termination Date.

              "Letter of Credit Application" means an application and agreement for standby letter of credit substantially in the form of Exhibit B hereto.
              "Letter of Credit Commitment" has the meaning set forth in
     Section 3.1.

              "Letters of Credit" has the meaning set forth in Section 3.1.

              "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset).

              "Line of Credit Commitment" has the meaning set forth in Section 2.1.

              "Line of Credit Period" means the period from and including the Effective Date to but excluding the Termination Date.

              "London Interbank Offered Rate" means, for any Interest Period, the rate of interest designated as the British Banker's Association settlement rate that appears on the display on page 3750 (under the caption "USD" of the Telerate Services, Incorporated screen or on such other display as may replace such page) as of 11:00 A.M. (London Time) two Business Days before the first day of such Interest Period as the rate per annum for deposits in dollars in the London interbank market for a period of time comparable to such Interest Period; provided, however, that if no offered quotations appear on the Telerate Services, Incorporated screen or if quotations are not given on such screen for a period of time comparable to such Interest Period, then the London Interbank Offered Rate applicable to such Interest Period shall be the rate of interest determined by the Bank to be the prevailing rate per annum quoted to it at approximately 10:00 A.M. (Eastern Time) two Business Days before the first day of such Interest Period by two or more New York Euro-Dollar Deposit dealers of recognized standing selected by the Bank for the offering of dollar deposits to the Bank by leading banks in the London interbank market for a period of time comparable to such Interest Period and in an amount approximately equal to the principal amount of the Advance to which such Interest Period is to apply.

              "Note" has the meaning set forth in Section 2.3.

              "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

              "Person" means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or


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     organization, including a government or political subdivision or an agency or instrumentality thereof.

              "Plan" means, at any time, an employee pension benefit plan that is covered by Title IV of ERISA or is subject to the minimum funding standards under section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member or members of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

              "Prime-Based Advance" means an Advance that bears or is to bear interest at the Prime-Based Rate.

              "Prime-Based Rate" means a rate of interest based on the Prime Rate as provided in Section 2.4(a).

              "Prime Rate" means the rate of interest publicly announced by the Bank in McLean, Virginia from time-to-time as its prime rate (which rate the Borrower acknowledges and agrees is not necessarily intended to be the lowest rate of interest charged by the Bank in connection with extensions of credit to borrowers and the Bank acknowledges and agrees will be the same as the prime rate publicly announced at such time by each other banking subsidiary of First Union Corporation).

              "Prior Credit Agreement" means that certain Credit Agreement dated as of August 25, 1993, between Borrower and the Bank.

              "Reimbursement Amounts" means all amounts drawn under the Letters of Credit.

              "Related Documents" has the meaning set forth in Section 3.10.

              "Release" means any disposing of, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping, emptying, seeping, placing or the like onto, into or upon any land, water or air or otherwise entering the environment.

              "Termination Date" means the later of (i) August 1, 1997 or (ii) the date to which the Line of Credit Period has been extended pursuant to
     Section 2.11.

              "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount, if any, by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.


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              Section 1.2.   Accounting Terms and Determinations.  Unless
     otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations required hereunder shall be made and all financial statements delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent financial statements of the Borrower delivered to the Bank.


                                     ARTICLE II
                                     THE ADVANCES

              Section 2.1. The Advances. The Bank agrees, on the terms and conditions set forth in this Agreement, from time to time on any Business Day during the Line of Credit Period, to make one or more loans to the Borrower in an aggregate principal amount not to exceed the Available Amount as of such Business Day (the "Line of Credit Commitment"). Each of the loans made to the Borrower pursuant to this Section 2.1 (the "Advances") shall be in an amount equal to $5,000 or an integral multiple thereof. The Borrower may, within the foregoing limits, borrow amounts under this Section 2.1, repay such amounts at maturity in accordance with
     Section 2.5, prepay such amounts in accordance with Section 2.6 and reborrow amounts under this Section 2.1. Commencing as of the Effective Date, all Existing Advances shall be deemed to be Advances made under this Agreement and shall be subject to the terms hereof; except, however, that each Existing Euro-Dollar Advance shall continue to bear interest at its current rate of interest until the last day its current Interest Period, at which time the interest rate applicable to such Existing Euro-Dollar Advance shall change to an interest rate provided for herein in accordance with Section 2.5. Existing Prime-Based Advances shall bear interest at the Prime-Based Rate until changed pursuant to Section 2.5.

              Section 2.2. Method of Borrowing. The Borrower may request loans pursuant to Section 2.1 by giving the Bank notice (which notice may be given by telephone by an Authorized Person if promptly confirmed in writing by an Authorized Person) not later than 10:00 A.M. (Eastern Time) at least two Business Days before the date of the proposed loan specifying
     (i) the date of the proposed loan (which must be a Business Day), (ii) the amount to be borrowed, (iii) the Borrower's reason for requesting the loan and an explanation of how the proceeds from the loan will be utilized, (iv) whether the proposed loan is to bear interest at the Prime-Based Rate or the Euro-Dollar-Based Rate and (v) in the case of a proposed loan that is to bear interest at the Euro-Dollar-Based Rate, the Interest Period applicable thereto. The Bank shall (unless it determines that any applicable condition specified in this Agreement has not been satisfied) make the amount to be borrowed available to the Borrower not later than 2:00 P.M. (Eastern Time) on the date of the proposed loan. On each day on which a Reimbursement Amount arises, the Borrower shall be deemed to have requested an Advance in an amount equal to such Reimbursement Amount.



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              Section 2.3.   The Note.  The Advances shall be evidenced by, and
     shall be repayable with interest in accordance with, a single note substantially in the form of Exhibit A hereto and appropriately completed (the "Note"). The Bank shall record on its books, and prior to any transfer of the Note shall make on the schedule forming a part thereof appropriate notations to evidence, the date and amount of each Advance and the date and amount of each payment of principal made by the Borrower with respect thereto; provided, however, that any failure of the Bank to make such a notation or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of the Note. The Borrower hereby irrevocably authorizes the Bank to record such information and to make such notations.

     Section 2.4.   Interest Rates.

              (a) If the Borrower elects, or this Agreement otherwise provides, that an Advance shall bear interest at the Prime-Based Rate, such Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date on which such Advance is made to but excluding the date on which such Advance is due, at a rate per annum equal to the Prime Rate for such day minus 1.00%. The Prime-Based Rate shall be adjusted automatically on and as of the effective date of any change in the Prime Rate. All such interest shall be payable on the first day of each month.

              (b) If the Borrower elects that an Advance shall bear interest at the Euro-Dollar-Based Rate, such Advance shall bear interest on the outstanding principal amount thereof, for each day during the applicable Interest Period, at a rate per annum equal to the sum of the applicable Adjusted London Interbank Offered Rate plus 85 basis points. All such interest shall be payable on the first day of each month.

              (c) At maturity (whether upon acceleration or otherwise), or upon the occurrence and during the continuation of an Event of Default, the unpaid principal amount of, and all accrued but unpaid interest on, the Advances shall automatically bear interest for each day at a rate per annum equal to the sum of 4.75% plus the Adjusted London Interbank Offered Rate (assuming a one-month Interest Period) for such day.

              Section 2.5.   Method of Electing Interest Rates.

              (a) Each Advance shall bear interest initially at the type of rate specified by the Borrower in the applicable notice delivered to the Bank pursuant to Section 2.2. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate applicable to such Advance (subject in each case to the provisions of Article IX), as follows:

                      (i) if such Advance is bearing interest at the Prime-Based Rate, the Borrower may elect to change the applicable rate to the Euro-Dollar-Based Rate as of any Business Day;


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                      (ii)     if such Advance is bearing interest at the Euro-
     Dollar-Based Rate, the Borrower may elect to change the applicable rate to the Prime-Based Rate, or may elect to continue such Advance at the Euro-Dollar-Based Rate for an additional Interest Period, in each case beginning on the last day of the then applicable Interest Period;

                      (iii) if such Advance is bearing interest at the Prime-Based Rate, the Borrower may elect to designate such Advance as any combination of Prime-Based Advances or Euro-Dollar-Based Advances as of any Business Day (subject to the definition of Interest Period); and

                      (iv) if such Advance is bearing interest at the Euro-Dollar-Based Rate, the Borrower may elect to designate such Advance as any combination of Prime-Based Advances or Euro-Dollar-Based Advances as of the last day of the then applicable Interest Period (subject to the definition of Interest Period).

     The Borrower shall make each such election by delivering a notice to the Bank not later than 10:00 A.M. (Eastern Time) at least two Business Days before the new type of interest rate or the additional Interest Period selected in such notice is to begin.

              (b) Each notice of interest rate election delivered pursuant to subsection (a) above shall specify with respect to each outstanding Advance to which such notice applies:

                      (i) the date on which the new type of interest rate or additional Interest Period selected in such notice is to begin, which shall comply with the applicable clauses of subsection (a) above;

                      (ii) if the type of interest rate applicable to such Advance is to be changed, the new type of interest rate selected and, if the new rate is a Euro-Dollar-Based Rate, the duration of the initial Interest Period;

                      (iii) if such Advance is currently bearing interest at the Euro-Dollar-Based Rate and such type of interest rate is to be continued for an additional Interest Period, the duration of such additional Interest Period; and

                      (iv) if such Advance is to be designated as a combination of Prime-Based Advances and Euro-Dollar-Based Advances, the information specified in clauses (i) through (iii) above as to each such Prime-Based Advance and each such Euro-Dollar-Based Advance.

     Each Interest Period specified in such notice of interest rate election shall comply with the provisions of the definition of Interest Period.

              (c) If the Borrower fails to deliver a timely notice of interest rate election pursuant to subsection (a) above selecting a new type of interest rate for an additional Interest Period for any Euro-Dollar-Based Advance, such Euro-Dollar-Based Advance shall bear interest at the Euro-

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     Dollar-Based Rate (assuming a one-month Interest Period) commencing on the last day of the then current Interest Period (and continuing until the Borrower elects a different type of interest rate for such Euro-Dollar-Based Advance as provided in this Section 2.5).

              Section 2.6.   Prepayment of Advances.

              (a) The Borrower may prepay the Prime-Based Advances in whole or in part at any time or from time to time by paying the principal amount to be prepaid plus accrued interest thereon to the date of prepayment.

              (b) The Borrower may prepay the Euro-Dollar-Based Advances in whole or in part at any time or from time to time by paying the principal amount to be prepaid plus accrued interest thereon to the date of prepayment; provided, however, that the Borrower shall reimburse the Bank on demand in accordance with Section 2.12 for any actual loss or reasonable expense incurred by the Bank as a result of the Borrower's repayment of a Euro-Dollar-Based Advance other than on the last day of the applicable Interest Period.

              (c) If on any date the sum of (i) the aggregate unpaid principal amount of Advances outstanding on such date plus (ii) the aggregate stated amount of Letters of Credit outstanding on such date plus (iii) all unpaid Reimbursement Amounts as of such date exceeds $50,000,000, the Borrower shall immediately prepay the Advances in an amount equal to such excess.

              Section 2.7. Late Charges. If the Borrower fails to make any payment of interest on the Advances, or fails to pay any fee or other amount due with respect to the Advances, within 10 Business Days after the date such payment was due, the Borrower shall pay to the Bank a late charge equal to 5.00% of the amount of such payment. If the Borrower has not received, on or before the last day of any calendar month, a statement from the Bank setting forth the interest then due with respect to the Advances, the Borrower shall estimate the amount of such interest in good faith and shall pay such amount to the Bank (and the Borrower shall not incur a late charge if such amount is paid within 10 Business Days after the date such interest payment was due). If the Borrower thereafter receives a statement from the Bank setting forth the interest then due with respect to the Advances and the amount of such interest exceeds the estimated payment made by the Borrower, the Borrower shall, upon its receipt of such statement, pay an amount equal to such excess to the Bank.

              Section 2.8. Non-Usage Fee. The Borrower shall pay to the Bank on the fifteenth day of January, April, July and October of each year, commencing October 15, 1994, a non-usage fee equal to 0.125% per annum of the average daily Available Amount during the preceding calendar quarter; except, however, that with respect to the calendar quarter ending September 30, 1994, the non-usage fee to be paid by the Borrower shall be calculated on a pro-rated basis by applying the provisions of Section 2.8 of the Prior Credit Agreement (to the Available Amount thereunder) to the portion of such calendar quarter that precedes the Effective Date and


                                         F47
     applying the provisions of this Section 2.8 (to the Available Amount hereunder) to the remainder of such quarter.

              Section 2.9. Commitment Fee. Concurrently upon the full execution of this Agreement, the Borrower shall pay to the Bank a one-time commitment fee equal to $31,250.

              Section 2.10. General Provisions as to Payments. The Borrower shall make each payment of principal of and interest on the Advances (and each payment of a non-usage fee or late charge) not later than 11:00 A.M. (Eastern Time) on the date when due, in federal or other immediately available funds, to the Bank at the Bank's address specified in Section
     10.1. Whenever any payment of principal of or interest on the Advances (or any payment of a non-usage fee or late charge) is due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal of the Advances (or the date for any payment of a non-usage fee or late charge) is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

              Section 2.11. Extension of the Line of Credit Period. The Bank shall review the Line of Credit Commitment on or before August 1 of each year, commencing August l, 1995, and may, in its sole and absolute discretion, extend the Line of Credit Period from time to time for an additional one year period. The Bank shall have the unconditional right not to extend the Line of Credit Period, notwithstanding that no Event of Default exists. The Bank shall notify the Borrower on or before August 1 of each year, commencing August 1, 1995, whether the Bank has elected to extend the Line of Credit Period.

              Section 2.12. Funding Losses. If (i) the Borrower makes any principal payment with respect to the Euro-Dollar-Based Advances on any day other than the last day of the applicable Interest Period (pursuant to Article II or IX or otherwise), (ii) the Borrower converts Euro-Dollar-Based Advances to Prime-Based Advances on any day other than the last day of the applicable Interest Period (pursuant to Article XI or otherwise) or
     (iii) the Borrower fails to borrow a Euro-Dollar-Based Advance in accordance with any loan request delivered to the Bank in accordance with
     Section 2.2, the Borrower shall reimburse the Bank on demand for any actual loss or reasonable expense incurred by the Bank as a result of such event, including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties. The Bank shall deliver to the Borrower a certificate showing the calculation of the amount of such loss or reasonable expense, which certificate shall be conclusive in the absence of manifest error. The Bank may use any reasonable averaging and attribution methods in calculating such loss or reasonable expense.

              Section 2.13. Optional Termination or Reduction of the Line of Credit Commitment. The Borrower may, upon at least 45 day's notice to the Bank, (i) terminate the Line of Credit Commitment or (ii) reduce the unused portion of the Line of Credit Commitment from time to time by an

                                         F48
     aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof; provided, however, that the Borrower may not terminate or reduce the Line of Credit Commitment on or before August 1, 1995; and, provided, further, that the Borrower may not terminate the Line of Credit Commitment at any time that any Euro-Dollar-Based Advance or Letter of Credit is outstanding and may not reduce the Line of Credit Commitment on any date below an amount equal to the sum of (i) the aggregate unpaid principal amount of Euro-Dollar-Based Advances outstanding on such date plus (ii) the aggregate stated amount of Letters of Credit outstanding on such date plus (iii) all unpaid Reimbursement Amounts as of such date.

              Section 2.14. Incorporation by Reference. The terms and conditions of the Note are hereby incorporated by reference into this Agreement with the same force and effect as if fully set forth herein.


                                     ARTICLE III
                                THE LETTERS OF CREDIT

              Section 3.1. The Letters of Credit. The Bank agrees, on the terms and conditions set forth in this Agreement, from time to time on any Business Day during the Line of Credit Period, to issue one or more commercial standby letters of credit for the account of the Borrower in an aggregate stated amount not to exceed the lesser of (i) the Available Amount as of such Business Day and (ii) $2,000,000 (the "Letter of Credit Commitment"). Each of the letters of credit issued pursuant to this
     Section 3.1 (the "Letters of Credit") (i) shall expire no later than the Termination Date, (ii) shall have a stated amount of at least $10,000 and
     (iii) shall be used for the purposes set forth in Section 7.15.

              Section 3.2. Method of Issuance. The Borrower may request the Bank to issue letters of credit pursuant to Section 3.1 by delivering to the Bank, at the Bank's address referred to in Section 10.1 (Facsimile #
     (703) 827-1723), a Letter of Credit Application executed by an Authorized Person not later than 11:00 A.M. (Eastern Time) at least two Business Days before the requested date of issuance specifying (i) the stated amount of the letter of credit (which shall be at least $10,000), (ii) the name and address of the beneficiary of the Letter of Credit, (iii) whether the letter of credit is revocable or irrevocable, (iv) the type of letter of credit to be issued, (v) the date the letter of credit is to be issued, (vi) the date the letter of credit is to expire (which shall be no later than the Termination Date), (vii) the purpose of the letter of credit and an explanation of how the letter of credit will be used (which shall be in accordance with Section 7.15), (viii) the terms and conditions for any draws under the letter of credit and (ix) such other information as the Bank may deem necessary or desirable. The Bank shall (unless it determines that any applicable condition specified in this Agreement has not been satisfied) send a letter of credit conforming to the terms specified in the related Letter of Credit Application to the Borrower not later than 2:00 P.M. (Eastern Time) on the requested date of issuance.


                                         F49

              Section 3.3. Letter of Credit Disbursements. The Bank shall notify the Borrower promptly of the presentment for payment of any Letter of Credit, together with notice of the date such payment shall be made. Subject to the terms and provisions of such Letter of Credit, this Agreement and the related Letter of Credit Application, the Bank shall make such payment to the designated beneficiary.

              Section 3.4. Reimbursement and Other Payments. In addition to (but without duplication of) the payments required by any Letter or Credit Application, the Borrower shall pay to the Bank (i) on each date that any amount is drawn under any Letter of Credit, a sum equal to such amount so drawn plus any and all reasonable charges and expenses which the Bank may pay or incur in connection with such drawing, (ii) on demand, the amount of any and all reasonable charges and expenses which the Bank may pay or incur in connection with any transfer, amendment or extension of a Letter of Credit and (iii) on demand, any and all charges and expenses (including reasonable attorneys' fees and expenses) which the Bank may pay or incur in connection with the prosecution or defense of any action arising out of or otherwise relating to a Letter of Credit, including, without limitation, any action to enjoin full or partial payment of any draft drawn against any Letter of Credit. The Borrower shall pay the foregoing charges and expenses (other than the Reimbursement Amounts) to the Bank within 10 Business Days after the Borrower receives notice thereof. The Reimbursement Amounts shall be evidenced by, and shall be repayable with interest in accordance with, the Note. The Bank shall record, and prior to any transfer of the Note shall make on the schedule forming a part thereof appropriate notations to evidence, the date and amount of each Reimbursement Amount and the date and amount of each payment made by the Borrower with respect thereto; provided, however, that any failure of the Bank to make such a notation or any error therein shall not in any manner affect the obligation of the Borrower to repay the Reimbursement Amounts in accordance with the terms of the Note. The Borrower hereby irrevocably authorizes the Bank to record such information and to make such notations.

              Section 3.5.  Increased Cost; Reduced Rate of Return.

              (a) If the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of such authority, central bank or comparable agency adopted or promulgated after the date hereof:

                      (i) shall subject the Bank to any tax, duty or other charge with respect to any Letter of Credit, or shall change the basis of taxation of payments to the Bank of any amounts due to the Bank under this
     Article III or otherwise in respect of any Letter of Credit (except for changes in the rate of tax on the overall net income of the Bank imposed by the United States of America or by the jurisdiction in which the Bank's principal executive office is located or any political subdivision or taxing authority therein); or

                                         F50

                      (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of or credit extended by the Bank or shall impose on the Bank any other condition affecting any Letter of Credit or this Agreement in respect of any Letter of Credit;

     and the result of any of the foregoing is to increase the cost to the Bank of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Bank under this Agreement in respect of any Letter of Credit or its commitment to issue Letters of Credit hereunder by an amount deemed by the Bank to be material (which increase in cost or decrease in amount received or receivable shall be the result of the reasonable allocation by the Bank of the aggregate of such increases or decreases resulting from such events), then the Borrower shall pay to the Bank in accordance with subsection (d) below such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

              (b) If the Bank shall determine that any applicable law, rule, regulation or guideline in existence on the date hereof regarding capital adequacy or the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital or the capital of any Person controlling the Bank as a consequence of the Bank's obligations under any Letter of Credit or this Agreement to a level below that which the Bank or such controlling Person could have achieved but for such law, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank in accordance with subsection (d) below such additional amount or amounts as will compensate the Bank for such reduction.

              (c) The Bank will promptly notify the Borrower of any event of which it has knowledge which will entitle the Bank to compensation pursuant to this Section 356 and will deliver to the Borrower with each demand for payment a certificate, signed by an officer of the Bank, setting forth the amount or amounts to be paid to it hereunder, explaining in reasonable detail the calculation of such amount or amounts and setting forth in reasonable detail the method by which the Bank allocated any such amount or amounts to the Borrower. Any such certificate shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods generally used by the Bank for the purpose or calculating increased costs


                                         F51
     and reduced returns and allocating increased costs and reduced returns to borrowers.

              (d) All payments required by this Section 3.5 shall be made by the Borrower within 30 days after demand by the Bank. All such payments not made on or before the tenth Business Day after such demand shall be accompanied by interest thereon for each day from and including such tenth Business Day to but excluding payment in full thereof at a rate equal to the Adjusted London Interbank Offered Rate (calculated for each such day assuming a one-month Interest Period) plus 1.00% per annum. The Borrower shall not be obligated to reimburse the Bank for any increased cost or reduced return incurred more than 90 days after the date that the Bank receives actual notice of such increased cost or reduced return unless the Bank gives notice thereof to the Borrower in accordance with this Section
     3.5 during such 90-day period .

              Section 3.6. Late Charges. If the Borrower fails to pay any Reimbursement Amount or any fee or other amount due with respect to the Letters of Credit within 10 Business Days after the date such payment was due, the Borrower shall pay to the Bank a late charge equal to 5.00% of the amount of such payment.

              Section 3.7. Letter of Credit Fee. The Borrower shall pay to the Bank upon the issuance of each Letter of Credit a letter of credit fee equal to the greater of $500 or 2.00% per annum of the stated amount of such Letter of Credit. The Bank shall refund to the Borrower a portion of any letter of credit fee paid with respect to a Letter of Credit that does not remain outstanding for its scheduled term (based on the amount of time that such Letter of Credit remains outstanding).

              Section 3.8. General Provisions as to Payments. The Borrower shall make each payment required under this Article III or under any Letter of Credit, in federal or other immediately available funds, to the Bank at the Bank's address specified in Section 10.1.

              Section 3.9. Incorporation by Reference. The terms and conditions of the Letter of Credit Applications are hereby incorporated by reference into this Agreement with the same force and effect as if fully set forth herein. In the event that a term or condition of any Letter of Credit Application is inconsistent with a term or condition of this Agreement, the term or condition of this Agreement shall control.

              Section 3.10. Obligations Absolute. The obligations of the Borrower under this Article III and the Letter of Credit Applications shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Letter of Credit Applications under all circumstances whatsoever, including, without limitation, the following:

                      (i) any Letter of Credit or any other agreement or instrument relating thereto (the "Related Documents") proving to be


                                         F52
     forged, fraudulent, invalid, unenforceable or insufficient in any respect;


                      (ii) any amendment or waiver of, or any consent to departure from, all or any of the Related Documents;

                      (iii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Bank, any beneficiary or transferee of any Letter of Credit or any other person or entity, whether in connection with this Agreement, the Related Documents or any unrelated transaction;

                      (iv) any document presented under any Letter of Credit (or any endorsement thereon) proving to be forged, fraudulent, invalid, unenforceable or insufficient in any respect or any statement therein being inaccurate in any respect whatsoever;

                      (v) payment by an authorized officer of the Bank (or pursuant to the instructions of an authorized officer of the Bank) under any Letter of Credit against presentation of a sight draft or certificate which does not comply with the terms of such Letter of Credit, including, without limitation, the circumstances referred to in clause (iv) above or the failure of any document to bear reference or to bear adequate reference to such Letter of Credit; provided, however, that such payment shall not have constituted gross negligence or willful misconduct of the Bank; or

                      (vi)     any use to which any Letter of Credit may be put.


                                     ARTICLE IV
                    CONDITIONS TO ADVANCES AND LETTERS OF CREDIT

              Section 4.1. Conditions to the First Advance and the First Letter of Credit. The obligation of the Bank to make the first Advance or to issue the first Letter of Credit is subject to the satisfaction of the following conditions:

              (i) receipt by the Bank of a duly executed Note, dated on or before the date of such Advance or such Letter of Credit, complying with the provisions of Section 2.3;
                      (ii) all legal matters incident to this Agreement, the Note and the Letter of Credit Applications and the transactions contemplated hereby and thereby shall be reasonably satisfactory to Patton Boggs, L.L.P., counsel for the Bank;

                      (iii) receipt by the Bank of a certificate of the Secretary of the Borrower dated the date of such Advance and certifying
     (A) that attached thereto is a true and complete copy of the declaration of trust of the Borrower as in effect on the date of such certification,
     (B) as to the absence of dissolution or liquidation proceedings by or against the Borrower, (C) that attached thereto is a true and complete

                                         F53
     copy of the bylaws of the Borrower as in effect on the date of such certification, (D) that attached thereto is a true and complete copy of resolutions adopted by the board of trustees of the Borrower authorizing the execution, delivery and performance of this Agreement, the Note and any Letter of Credit Applications and that such resolutions have not been amended and are in full force and effect on the date of such certification and (E) as to the incumbency and specimen signatures of each officer of the Borrower executing this Agreement, the Note, any Letter of Credit Applications or any other document delivered in connection herewith or therewith;

                      (iv) receipt by the Bank of an opinion of counsel for the Borrower substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Bank may reasonably request;

                      (v) receipt by the Bank of a certificate of an authorized officer of the Borrower, dated the date of such Advance or such Letter of Credit, certifying that, to the best of the Borrower's knowledge, no Default has occurred and is continuing or would result from such Advance or such Letter of Credit and that the representations and warranties of the Borrower set forth in this Agreement are true and correct on and as of the date of such Advance or such Letter of Credit;

                      (vi) receipt by the Bank of such evidence as it may reasonably request confirming that the financial institutions described in
     Section 7.7(iii) do not have the right to confess judgment against the Borrower;

                      (vii) receipt by the Bank of a fully executed intercreditor agreement satisfactory to the Bank among all of the financial institutions described in Section 7.7(iii); and

                      (viii) receipt by the Bank of all documents it may reasonably request relating to the existence of the Borrower and its authority to execute, deliver and perform this Agreement, the Note and the Letter of Credit Applications and the validity of this Agreement, the Note and the Letter of Credit Applications and any other matters relevant hereto or thereto, all in form and substance satisfactory to the Bank and its counsel.

              Section 4.2. Conditions to Each Advance. The obligation of the Bank to make each Advance is subject to the satisfaction of the following conditions:

                      (i) the fact that no Default has occurred and is continuing or would result from such Advance;

                      (ii) the fact that the representations and warranties of the Borrower set forth in this Agreement are true and correct on and as of the date of such Advance; and


                                         F54

                      (iii) the fact that the amount of such Advance does not exceed the Available Amount.

              Section 4.3. Conditions to Each Letter of Credit. The obligation of the Bank to issue each Letter of Credit is subject to the satisfaction of the following conditions:

                      (i) receipt by the Bank of a Letter of Credit Application for such Letter of Credit executed by an Authorized Person;

                      (ii) the fact that no Default has occurred and is continuing or would result from such Letter of Credit;

                      (iii) the fact that the representations and warranties of the Borrower set forth in this Agreement are true and correct on and as of the date of such Letter of Credit; and

                      (iv) the fact that the stated amount of such Letter of Credit does not exceed the lesser of (A) the Available Amount as of the date of such Letter of Credit and (B) $2,000,000.


                                      ARTICLE V
                            REPRESENTATIONS AND WARRANTIES

              The Borrower represents and warrants that:

              Section 5.1 Existence and Power. The Borrower is an unincorporated business trust, validly existing and in good standing under the laws of the District of Columbia, has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is not a "foreign person" within the meaning of sections 1445 and 7701 of the Code. The Borrower is duly qualified or licensed to do business in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers and in which the failure to so qualify or be licensed, as the case may be, in the aggregate, could have a material adverse effect on the business, financial position, results of operations or properties of the Borrower.

              Section 5.2. Authorization; Non-Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Note and the Letter of Credit Applications are within its power, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute (with or without the giving of notice or lapse of time or both) a default under, any provision of applicable law or of the declaration of trust or bylaws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting the Borrower or result in the creation or imposition of any Lien on any of its assets or the assets of its subsidiaries.


                                         F55

              Section 5.3. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower, each of the Letter of Credit Applications, when executed and delivered in accordance with this Agreement, will constitute a valid and binding agreement of the Borrower and the Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable against the Borrower in accordance with its terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

              Section 5.4. Litigation. Except as disclosed in the Borrower's Form 10-Q for the quarter ended June 30, 1994 filed with the Securities and Exchange Commission, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its subsidiaries before any federal, state or local government, authority, agency, court or other body, officer or entity, or before any arbitrator with authority to bind a party at law, in which there is a reasonable possibility of a decision which could materially adversely affect the business, financial position, results of operations or properties of the Borrower and its subsidiaries or which in any manner draws into question the validity of this Agreement, the Note or any Letter of Credit Application, and there is no basis known to the Borrower for any such action, suit or proceeding.

              Section 5.5. Filings. All actions by or in respect of, and all filings with, any governmental body, agency or official required in connection with the execution, delivery and performance of this Agreement, the Note and any Letter of Credit Application, or necessary for the validity or enforceability hereof and thereof or for the protection or perfection of the rights and interests of the Bank hereunder and thereunder, will, prior to the date of delivery hereof or thereof, have been duly taken or made, as the case may be, and will at all times thereafter remain in full force and effect.

              Section 5.6.   Financial Information.

              (a) The audited balance sheet of the Borrower as of December 31, 1993 and the related audited statements of operations, cash flows and shareholders' equity for the fiscal year then ended, copies of which have been delivered to the Bank, fairly present, in conformity with GAAP, the financial position of the Borrower as of such date and its results of operations and cash flows for such fiscal year. As of the date of such financial statements, the Borrower did not have any material contingent obligation, contingent liability, liability for taxes, long-term lease or unusual forward or long-term commitment which is not reflected in any of such financial statements or in the notes thereto.

              (b) The unaudited balance sheet of the Borrower as of June 30, 1994 and the related unaudited statements of operations, cash flows and

                                         F56
     shareholders' equity for the calendar quarter then ended, copies of which have been delivered to the Bank, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) above, the financial position of the Borrower as of such date and its results of operations and cash flows for such calendar quarter (subject to normal year-end adjustments).

              (c) Since June 30, 1994, there has been no material adverse change in the business, financial position, results of operations or properties of the Borrower.

              Section 5.7. ERISA Compliance. Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, and is in compliance in all material respects with the provisions of ERISA and the Code presently applicable to each Plan, and has not incurred or does not reasonably expect to incur any liability to the PBGC or a Plan under Title IV of ERISA. The execution and delivery of this Agreement and the issuance of the Note will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax would be imposed pursuant to section 4975 of the Code. No Lien has been attached, and no Person has threatened to attach a Lien, on any property of the Borrower as a result of the Borrower's failure to comply with ERISA.

              Section 5.8.   Environmental Compliance.

              (a) Except as described in Schedule 5.8 or disclosed in the Borrower's Form 10-Q for the quarter ended June 30, 1994 filed with the Securities and Exchange Commission, neither the Borrower nor any of its subsidiaries is (i) in default with respect to any order, writ, injunction or decree of any court or (ii) in default in any respect under any Environmental Requirement, which default is likely to materially adversely affect the business, financial position, results of operations or properties of the Borrower and its subsidiaries.

              (b) Except as described in Schedule 5.8 or disclosed in the Borrower's Form 10-Q for the quarter ended June 30, 1994 filed with the Securities and Exchange Commission, (i) the Borrower and each of its subsidiaries is in compliance in all material respects with all applicable Environmental Requirements and state and federal health and safety statutes and regulations, other than violations that are unlikely to materially adversely affect the business, financial position, results of operations or properties of the Borrower and its subsidiaries, and (ii) to the best of the Borrower's knowledge, neither the Borrower nor any of its subsidiaries is the subject of any evaluation under any Environmental Requirement or any other federal, state or local investigation to evaluate whether any remedial action is needed to respond to a Release of Hazardous Material or any other environmental matter, other than investigations that are unlikely to materially adversely affect the business, financial position, results of operations or properties of the Borrower and its subsidiaries.

                                         F57
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              Section 5.9.   Regulation U.  The Advances will not be used by
     the Borrower, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry margin stock or for any other purpose that might constitute the Advances a "purpose credit" within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.


                                     ARTICLE VI
                                 FINANCIAL COVENANTS

              The Borrower agrees that so long as the Bank is committed to make Advances or issue Letters of Credit hereunder or any amount payable hereunder or under the Note or any Letter of Credit Application remains unpaid:

              Section 6.1. Certain Definitions. As used in this Article VI and elsewhere in this Agreement, the following terms have the following meanings:

              "Annual Dividends" means, for any calendar year, the aggregate amount of all dividends and other distributions paid by the Borrower to its shareholders or otherwise in respect of equity securities or other evidences of equity or beneficial interests in the Borrower.

              "Funds From Operations" means, for any calendar quarter, the Borrower's net income (or net loss) on a consolidated basis for such quarter before depreciation of real estate owned, amortization, gains on sales of investments and extraordinary items (as such term is defined by GAAP).

              "Net Operating Income from Unleveraged Properties" means, for any period of four consecutive calendar quarters, the Borrower's aggregate net income (or loss) on a consolidated basis from Unleveraged Real Properties before depreciation, amortization, gains on sales of investments and extraordinary items (as such term is defined by GAAP).

              "Shareholders' Equity" means, at any date, (i) shareholders' equity of the Borrower (as set forth in the Borrower's most recent statement of shareholders' equity) plus (ii) the sum as of such date of subscriptions receivable, deferred compensation, treasury stock (valued at cost) and changes in accumulated dividends in excess of the Borrower's net income (utilizing a base amount of $79,434,000 per the June 30, 1992 financial statements of the Borrower).

              "Special Nonrecurring Loss" means any nonrecurring expense incurred by the Borrower not in the ordinary course of its business, such as expenses incurred as a result of the relocation of the Borrower's headquarters, the write-off or down of notes receivable or marketable securities, the material impairment of long-lived assets, litigation settlements and nonrecurring, material environmental liabilities, but in

                                         F58
     all cases excluding any expense that constitutes an extraordinary item (as such term is defined by GAAP).
              "Total Liabilities" means, at any date, all obligations of the Borrower on a fully consolidated basis on such date in respect of capital leases, mortgages payable, notes payable, senior notes, convertible debentures and secured or unsecured debt owing to banks or other financial institutions.

              "Unleveraged Real Properties" means all real properties and improvements thereon either (i) owned by Borrower or its consolidated subsidiaries that are not subject to any Liens whatsoever, or (ii) leased by Borrower or its consolidated subsidiaries under a capital lease (as such term is used under GAAP) where Borrower's (or its subsidiaries') leasehold interest is not subject to any Liens whatsoever (other than the capital lease itself).

              Section 6.2.Minimum Shareholders' Equity. The Borrower will not permit Shareholders' Equity to be less than $300,000,000 as of the last day of any calendar quarter (commencing as of September 30, 1994)..

              Section 6.3. Total Liabilities to Shareholders' Equity Ratio. The Borrower will not permit the ratio of (i) Total Liabilities to (ii) Shareholders' Equity to exceed 2.00 to 1.00 as of the last day of any calendar quarter.

              Section 6.4. Minimum Funds From Operations. The Borrower will not permit Funds From Operations to be less than (i) $9,000,000 for any calendar quarter or (ii) $40,000,000 in the aggregate for any period of four consecutive calendar quarters (commencing with the four quarter period ending December 31, 1994). The Borrower will not permit the aggregate amount of Funds From Operations for any calendar year, to be less than 85% of the aggregate amount of Funds From Operations for the immediately preceding calendar year.

              Section 6.5. Net Operating Income From Unleveraged Properties. The Borrower will not permit Net Operating Income From Unleveraged Properties to be less than $20,000,000 for any period of four consecutive calendar quarters.

              Section 6.6. Dividends. The Borrower will not permit (i) Annual Dividends in the 1994 calendar year to exceed 102% of the aggregate amount of Funds From Operations for such calendar year, and (ii) Annual Dividends in any calendar year thereafter to exceed 100% of the aggregate amount of Funds From Operations for such calendar year; provided, however, that in any calendar year in which the Borrower suffers or incurs a Special Nonrecurring Loss, the Borrower will be permitted to increase the amount of Annual Dividends otherwise permitted by this Section 6.6 by an amount equal to the lesser of (i) the amount of the Special Nonrecurring Loss or
     (ii) $5,000,000.


                                     ARTICLE VII

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                         ADDITIONAL COVENANTS OF THE BORROWER

              The Borrower agrees that so long as the Bank is committed to make Advances or issue Letters of Credit hereunder or any amount payable hereunder or under the Note or any Letter of Credit Application remains unpaid:

              Section 7.1. Information. The Borrower will deliver or cause to be delivered to the Bank:
              (i) within 120 days after the end of each fiscal year of the Borrower, copies of the Borrower's Annual Report to Shareholders and Annual Report on Form 10-K for such fiscal year, such reports to include a balance sheet of the Borrower as of the end of such fiscal year and the related statements of operations, cash flows and shareholders' equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon by independent public accountants satisfactory to the Bank, which opinion shall state that such financial statements present fairly the financial position of the Borrower as of the date of such financial statements and the results of its operations and cash flows for the period covered by such financial statements in conformity with GAAP applied on a consistent basis (except for changes in the application of which such accountants concur) and shall not contain any "going concern" or like qualification or exception or qualifications arising out of the scope of the audit;

                      (ii) within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a copy of the Borrower's Quarterly Report on Form 10-Q for such quarter, such report to include all financial statements and financial information required by Rule 1001 of Regulation SX (which includes a balance sheet of the Borrower as of the end of such Quarter and the related statements of operations, shareholders' equity and cash flows for such quarter and for the portion of such fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter of the previous fiscal year and for the corresponding portion of the previous fiscal year), all certified (subject to normal year-end audit adjustments) as complete and correct by the chief financial officer or chief accounting officer of the Borrower;

                      (iii) simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a certificate of the chief financial officer or chief accounting officer of the Borrower (A) setting forth in reasonable detail the calculations necessary to confirm whether the Borrower is in compliance with the financial covenants set forth in Sections 6.2, 6.3, 6.4, 6.5 and 6.6, (B) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto and (C) stating whether, since the date of the most recent previous delivery of financial statements pursuant to clause (i) or (ii) above, there has been any material adverse change in the business,

                                         F60
     financial position, results of operations or properties of the Borrower, and, if so, the nature of such material adverse change;

                      (iv) forthwith upon the occurrence of any Default, a certificate of the chief financial officer or chief accounting officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

                      (v) each underwriting package utilized by Borrower or any of its subsidiaries in connection with an acquisition of property by the Borrower within 15 days after the closing thereof;

                      (vi) a copy of each prospectus (and all amendments and supplements thereto) filed by the Borrower or any of its subsidiaries with the U.S. Securities and Exchange Commission within 15 days after filing;

                      (vii) promptly after obtaining actual knowledge of the commencement of, or of a material threat of the commencement of, any action, suit or proceeding against the Borrower or any of its subsidiaries before any federal, state or local government, authority, agency, court or other body, officer or entity, or before any arbitrator with authority to bind a party at law, in which there is a reasonable possibility of a decision which could materially adversely affect the business, financial position, results of operations or properties of the Borrower and its subsidiaries (or, in the case of a material threat of the commencement of any such action, suit or proceeding, in which a decision which could materially adversely affect the business, financial position, results of operations or properties of the Borrower and its subsidiaries is probable) or which in any manner draws into question the validity of this Agreement, the Note or any Letter of Credit Application, a certificate of an officer of the Borrower setting forth the nature of such action, suit or proceeding and such additional information as may be reasonably requested by the Bank;

                      (viii) within 60 days after the end of each fiscal quarter of the Borrower, a certificate of an officer of the Borrower setting forth the nature of each environmental problem affecting any of the properties of the Borrower or any of its subsidiaries as to which there is a reasonable possibility or a material adverse affect on the business, financial position, results of operations or properties of the Borrower, a summary of any remediation efforts or other actions taken or proposed to be taken with respect thereto and such additional information as may be reasonably requested by the Bank;

                      (ix) promptly upon transmission thereof, copies of all press releases and other statements made available generally by the Borrower to the public concerning material developments in the business, financial position, results of operations or properties of the Borrower; and

                      (x) from time to time such additional information regarding the business, financial position, results of operations or

                                         F61
     properties of the Borrower and its subsidiaries as the Bank may reasonably request (including, without limitation, rent rolls on all of the properties of the Borrower (to be delivered no more frequently than twice during any calendar year) and a schedule of payments for all Debt instruments of the Borrower).

              Section 7.2. Payment of Obligations. The Borrower will, and will cause each of its subsidiaries to, pay and discharge, as the same shall become due and payable, (i) all its obligations and liabilities, including all claims or demands of material men, mechanics, carriers, warehouse men, landlords and other like persons which, in any such case, if unpaid, might by law give rise to a Lien upon any of the Borrower's or any such subsidiary's property or assets, and (ii) all lawful taxes, assessments and charges or levies made upon it or its, or any such subsidiary or any such subsidiary's, properties or assets by any governmental body, agency or official (except where any of the items in clause (i) or (ii) of this Section 7.2 is being diligently contested in good faith and the Borrower has set aside on its books, if required under GAAP, appropriate reserves for the accrual of any such items).

              Section 7.3. Maintenance of Property; Insurance. The Borrower will, and will cause each of its subsidiaries to, keep all its properties in good working order and condition, subject to ordinary wear and tear, maintain with financially sound and reputable insurance companies insurance on all its properties in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against by companies engaged in the same or a similar business and furnish to the Bank upon request full information as to the insurance carried.

              Section 7.4. Conduct of Business and Maintenance of Existence. The Borrower will continue to engage in business of the same general type as now conducted by the Borrower and will preserve, renew and keep in full force and effect its existence as a real estate investment trust and its rights, privileges and franchises necessary or desirable in the normal conduct of its business.

              Section 7.5 Compliance with Laws. The Borrower will, and will cause each of its subsidiaries to, (i) comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, ERISA and the rules and regulations thereunder and all Environmental Requirements (subject to Section 7.13)), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and (ii) at all times cause to be done those things necessary to maintain, preserve and renew its qualification as a real estate investment trust under the Code and all applicable regulations thereunder.

              Section 7.6 Accounting: Inspection of Property; Books and Records. The Borrower will keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities and the business and activities of its subsidiaries, will

                                         F62
     maintain its fiscal reporting periods on the present basis and will permit representatives of the Bank, at Borrower's expense (not to exceed $1,500 in the aggregate during any calendar year), to visit and inspect any of the Borrower's or its subsidiaries' properties, to examine and make abstracts from any of the Borrower's books and records and to discuss the Borrower's affairs, finances and accounts with the Borrower's executive officers (who, on the Effective Date, are those officers identified in Section 8.1(xi)) and independent public accountants, all at such reasonable times and as often as the Bank may reasonably request.

              Section 7.7 Restriction on Debt. The Borrower and its subsidiaries will not incur or at any time be liable with respect to any Debt except Debt which meets any one of the following criteria: (i) Debt outstanding under this Agreement and the Note; (ii) Debt having an original term in excess of three years; and (iii) unsecured Debt owing to financial institutions (including the Bank) and having an aggregate unpaid principal balance of $175,000,000 or less but only if all such financial institutions shall have executed and delivered to the Bank an inter-creditor agreement regarding such unsecured Debt satisfactory to the Bank.

              Section 7.8 Restriction on Liens. The Borrower will not, and will not permit any of its subsidiaries to, at any time create, assume or suffer to exist any Lien (other than Liens permitted under Section 7.2 and broker's liens arising in the ordinary course of business) on any of its properties or assets (whether now owned or hereafter acquired) or assign or subordinate any present or future right to receive assets as security for the repayment of any Debt that is unsecured as of the Effective Date.

              Section 7.9. Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or any substantial part of its assets to any other Person; provided, however, that the Borrower may merge with another real estate investment trust or company if the Borrower is the surviving entity in such merger and no Default shall have occurred and be continuing immediately after giving effect to such merger.

              Section 7.10. Transactions with Affiliates. The Borrower will not directly or indirectly pay any funds to or for the account of, make any investment in, engage in any transaction with or effect any transaction in connection with any joint enterprise or other joint arrangement with any Affiliate except in the ordinary course of business pursuant to the reasonable requirements of the business of the Borrower and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arms-length transaction with a Person not an Affiliate.

              Section 7.11. Transactions with Other Persons. The Borrower will not enter into any agreement with any Person whereby any of them shall agree to any restriction on the Borrower's right to amend or waive any of the provisions of this Agreement.



                                         F63

              Section 7.12. ERISA Matters. The Borrower will not at any time permit any Plan to (i) engage in any "prohibited transaction" (as such term is defined in section 4975 of the Code or in Section 406 of ERISA),
     (ii) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA), whether or not waived, or (iii) be terminated in a manner that could result in the imposition of a Lien on the property of the Borrower pursuant to Section 4068 of ERISA. The Borrower will deliver or cause to be delivered to the Bank if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice, or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice.

              Section 7.13.  Environmental Matters.

              (a) Except as set forth in subsection (b) below, the Borrower will, and will cause each of its subsidiaries to, (i) comply with all Environmental Requirements, (ii) obtain, maintain and comply with all permits, licenses, registrations and authorizations required under all Environmental Requirements and (iii) comply with all court orders, consent orders, settlement agreements or other settlement documents issued by, or entered into with, any administrative or governmental agency or entity concerning compliance with all Environmental Requirements.

              (b) The Borrower shall not be deemed to be in violation of subsection (a) above if (i) the Borrower, its subsidiaries and/or its tenants or other potentially responsible parties have initiated and are diligently pursuing in good faith appropriate measures satisfactory to the court or agency having jurisdiction over the matter to cure or eliminate the compliance failure and (ii) there has been set aside on the Borrower's consolidated financial statements a reserve deemed by the Borrower in its reasonable business judgment to be sufficient to cover the noncompliance liability or such greater amount as may be required by GAAP and (iii) such noncompliance will not materially adversely affect the business, financial position, results of operations or properties of the Borrower and its subsidiaries.

              Section 7.14. Confession of Judgment. The Borrower will not, and will not permit any of its subsidiaries to, grant any other unsecured bank lender that provides revolving credit to the Borrower or any of its subsidiaries the right to confess judgment against the Borrower.

              Section 7.15. Use of Proceeds. The Borrower will use the Advances to provide working capital for investment activities, for construction, renovation and tenant fit-up for the shopping centers and

                                         F64
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     other properties acquired by the Borrower, for debt reduction, for the payment of dividends and for other similar purposes permissible for real estate investment trusts. The Borrower will use the Letters of Credit in connection with, among other things, loans, refinancings and acquisitions and to guarantee payment or performance under the terms of development or construction contracts.

              Section 7.16. Independence of Covenants. All covenants contained herein shall be given independent effect. If a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

                                     ARTICLE VIII
                                       DEFAULTS

              Section 8.1. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

                      (i) the Borrower shall fail to pay when due or within 10 Business Days thereafter any principal of or interest on the Advances, any Reimbursement Amount or any other amount payable hereunder or under the Note or any Letter of Credit Application;
                      (ii) the Borrower shall fail to observe or perform any covenant contained in Article VI or Section 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14 or 7.15 of this Agreement;

                      (iii) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (i) or (ii) above) or any Letter of Credit Application for 10 Business Days after written notice thereof shall have been given to the Borrower by the Bank; provided, however, that the Borrower shall be entitled to a reasonable period of time (not to exceed 60 days following the Borrower's receipt of such written notice) to cure such failure if (A) the Bank reasonably determines that such failure cannot be remedied within such 10 Business Day period, (B) the Borrower initiates action to cure such failure within such 10 Business Day period, (C) the Borrower proceeds diligently and in good faith to cure such failure and (D) the Bank determines that such failure will not impair the ability of the Borrower to pay when due or within 10 Business Days thereafter any principal of or interest on the Advances, any Reimbursement Amount or any other amount payable hereunder or under the Note or any Letter of Credit Application;

                      (iv) any representation, warranty, certification or statement made by the Borrower in this Agreement or any Letter of Credit Application, or in any certificate, financial statement or other document delivered pursuant hereto or thereto, shall prove to have been incorrect in any material respect when made;



                                         F65
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                      (v)      the Borrower or any of its subsidiaries shall
     fail to make any payment in respect of any Debt (other than the Note) owing to the Bank or any other recourse Debt owing to any Person (including, without limitation, mortgage notes or capital leases in excess of $1,000,000, senior notes or subordinated convertible debentures) when due or within any applicable grace period;

                      (vi) any event or condition shall occur which results in the acceleration of the maturity of any Debt of the Borrower or any of its subsidiaries owing to the Bank or any other recourse Debt of the Borrower or its subsidiaries or enables the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

                      (vii) the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent for any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing;

                      (viii) an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 30 days, or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect;

                      (ix) one or more judgments or orders for the payment of money in excess of $1,000,000 individually or $2,500,000 in the aggregate shall be rendered against the Borrower and such judgment or order shall continue unsatisfied for a period of 30 days during which execution thereof shall not be effectively stayed;

                      (x) the Internal Revenue Service shall make a final determination that the Borrower has failed to maintain its qualification as a real estate investment trust, the Internal Revenue Service shall make a preliminary determination that Borrower has failed to maintain its qualification as a real estate investment trust and the Borrower shall fail promptly to contest or remedy such determination by appropriate proceedings or the stock of the Borrower shall cease to be publicly traded;



                                         F66

                      (xi) Steven J. Guttman and any two of Robert S. Wennett, Mary Jane Morrow, Hal A. Vasvari and Ron D. Kaplan shall cease to participate actively as senior managers of the Borrower;

                      (xii) any senior debt of the Borrower shall be rated below investment grade by Standard & Poor's Corporation; or

                      (xiii) the bank shall determine in good faith that a material adverse change has occurred in the financial condition of the Borrower since the date of this Agreement, and the Borrower shall fail to correct such change to the satisfaction of the Bank within 10 days after written notice thereof shall have been given to the Borrower by the Bank;

     then, and in every such event, the Bank may, at its option, by notice to the Borrower, terminate the Line of Credit Commitment and the Letter of Credit Commitment and declare the Note (together with accrued but unpaid interest thereon) to be immediately due and payable (and the Note shall thereupon become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower); provided, however, that upon the occurrence of any of the Events of Default specified in clause (vii) or (viii) above, without any notice to the Borrower or any other act by the Bank, the Line of Credit Commitment and the Letter of Credit Commitment shall terminate and the Note (together with accrued but Unpaid interest thereon) shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

              Section 8.2. Other Remedies. If a Default or an Event of Default shall occur and be continuing, the Bank may proceed to protect and enforce its rights under this Agreement and the Note by exercising such remedies as are available to the Bank in respect thereof under applicable law, either by suit in equity or by action at law or both, for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under the Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law .

              Section 8.3. Inspection of Properties. The Bank, upon obtaining any judgment against the Borrower, shall have the right to enter upon, and the Borrower hereby specifically grants to the Bank a license (effective only upon the entry of a judgment) to enter upon, any of the Borrower's properties that the Bank may seek to acquire in connection with the enforcement of such judgment for the purpose of inspecting, testing and assessing the properties for the presence of Hazardous Materials. The Borrower shall reimburse the Bank upon demand for all costs and expenses of any and all inspections, testing and assessing. If the Borrower fails to reimburse the Bank upon demand for such costs, then the Bank may pursue all its legal remedies to recover such costs.

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                                     ARTICLE IX
                               CHANGE IN CIRCUMSTANCES
                         AFFECTING EURO-DOLLAR-BASED ADVANCES

              Section 9.1. Basis for Determining Adjusted London Interbank Offered Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

                      (i) the Bank is advised that deposits in dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period or

                      (ii) the Bank determines that the Adjusted London Interbank Offered Rate will not adequately and fairly reflect the cost to the Bank of maintaining or funding the Euro-Dollar-Based Advances for such Interest Period (and such determination is also made with respect to all or substantially all other borrowers from the Bank that pay interest at a rate based on the Adjusted London Interbank Offered Rate), the Bank shall promptly give notice thereof to the Borrower, whereupon, until such circumstances no longer exist, the right of the Borrower to elect to have the Advances bear interest at the Euro-Dollar-Based Rate shall be suspended and the Euro-Dollar-Based Advances then outstanding shall begin bearing interest at the Prime-Based Rate at the end of the Interest Period(s) applicable to such Euro-Dollar-Based Advances.

              Section 9.2. Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with any interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to make, maintain or fund the Euro-Dollar-Based Advances, the Bank shall promptly give notice thereof to the Borrower. Before giving any notice to the Borrower pursuant to this
     Section 9.2, the Bank shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of the Bank, be otherwise disadvantageous to the Bank. If such notice is given, the Euro-Dollar-Based Advances then outstanding shall begin bearing interest at the Prime-Based Rate either
     (i) on the last day of the applicable Interest Period if the Bank may lawfully continue to maintain and fund such Advances at the Euro-Dollar-Based Rate to such day or (ii) immediately if the Bank may not lawfully continue to maintain and fund such Advances at the Euro-Dollar-Based Rate to such day (in which case the Borrower shall reimburse the Bank on demand for any resulting loss or reasonable expense in accordance with Section 2.12).

              Section 9.3.   Increased Cost and Reduced Return..


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              (a)  If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with any interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                      (i) shall subject the Bank to any tax, duty or other charge with respect to the Euro-Dollar-Based Advances or the Bank's obligation to make the Euro-Dollar-Based Advances, or shall change the basis of taxation of payments to the Bank of the principal of or interest on the Euro-Dollar-Based Advances or any other amounts due under this Agreement or the Note in respect of the Euro-Dollar-Based Advances or the Bank's obligation to make the Euro-Dollar-Based Advances (except for changes in the rate of tax on the overall net income of the Bank imposed by the jurisdiction in which the Bank's principal executive office is located); or

                      (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in the applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, the Bank, or shall impose on the Bank or on the London interbank market any other condition affecting the Euro-Dollar-Based Advances or the Bank's obligation to make the Euro-Dollar-Based Advances;

     and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Euro-Dollar-Based Advances, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under the Note, then the Borrower shall pay to the Bank in accordance with subsection (c) below such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

              (b) If the Bank shall determine that any applicable law, rule, regulation or guideline or the adoption after the date of this Agreement of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital or the capital of any Person controlling the Bank as a consequence of the Bank's obligations under this Agreement to a level below that which the Bank or such controlling Person could have achieved but for such law, adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time the Borrower shall pay to the Bank

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     in accordance with subsection (c) below such additional amount or amounts as will compensate the Bank for such reduction.

              (c) The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date of this Agreement, which will entitle the Bank to compensation pursuant to this Section 9.3 and will deliver to the Borrower with each demand for payment a certificate, signed by an officer of the Bank, setting forth the amount or amounts to be paid to it hereunder, explaining in reasonable detail the calculation of such amount or amounts and setting forth in reasonable detail the method by which the Bank allocated any such amount or amounts to the Borrower. Any such certificate shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods generally used by the Bank for the purpose of calculating increased costs and reduced returns and allocating increased costs and reduced returns to borrowers. The Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of the Bank, be otherwise disadvantageous to it.

              (d) All payments required by this Section 9.3 shall be made by the Borrower within 30 days after demand by the Bank. All such payments not made on or before the tenth Business Day after such demand shall be accompanied by interest thereon for each day from and including such tenth Business Day to but excluding payment in full thereof at a rate equal to the Adjusted London Interbank Offered Rate (calculated for each such day assigning a one-month Interest Period) plus 1.00% per annum. The Borrower shall not be obligated to reimburse the Bank for any increased cost or reduced return incurred more than 90 days after the date that the Bank receives actual notice of such increased cost or reduced return unless the Bank gives notice thereof to the Borrower in accordance with this Section
     9.3 during such 90-day period .

              Section 9.4. Suspension of Advances. If notice has been given pursuant to Section 9.2 requiring that the Euro-Dollar-Based Advances cease to bear interest at the Euro-Dollar-Based Rate, then, unless and until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply or that the Bank has elected to continue such Euro-Dollar-Based Advances at the Euro-Dollar-Based Rate through the end of the Interest Period(s) applicable to such Euro-Dollar-Based Advances, the Euro-Dollar-Based Advances then outstanding shall begin bearing interest at the Prime-Based Rate from and including the date of such notice (notwithstanding any prior election by the Borrower to the contrary).


                                      ARTICLE X
                                    MISCELLANEOUS

              Section 10.1. Notices. All notices, requests and other communications to a party hereunder shall be in writing and shall be given to such party at its address set forth on the signature page hereof or

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     such other address as such party may hereafter specify for that purpose by notice to the other. Each such notice, request or other communication shall be effective (i) if given by mail, two Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Section 10.1.

              Section 10.2. No Waivers. No failure or delay by the Bank in exercising any right, power or privilege hereunder (except as set forth in Section 3.5(d) and Section 9.3(d)) or under the Note or any Letter of Credit Application shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

              Section 10.3. Expenses. The Borrower shall pay (i) all out-of-pocket expenses of the Bank, including the reasonable fees and disbursements of its counsel, in connection with the preparation of this Agreement, any waiver or consent hereunder, any amendment hereof or any Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Bank, including the reasonable fees and disbursements of any counsel, in connection with such Event of Default and any collection or other enforcement proceedings resulting therefrom. The Borrower shall indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Note.

              Section 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by the Bank, the Borrower hereby indemnifies, exonerates and holds the Bank and its Affiliates, officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, obligations, penalties, fines, demands, defenses, damages, disbursements or expenses of any kind or nature whatsoever (including attorneys' fees and costs and experts' fees and disbursements and expenses incurred in investigating, settling, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against any Indemnified Party (irrespective of whether any such Indemnified Party is a party to the action of which indemnification hereunder is sought), whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

                      (i) the actual or alleged presence of any Hazardous Material on, in, under or affecting, the transportation of any Hazardous Material to or from, or the Release of any Hazardous Material from or in connection with, all or any portion of any property, owned, leased or operated by the Borrower or any of its subsidiaries, the ground water or


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     any surrounding areas (provided that there is a nexus to the Borrower's or such subsidiary's property);

                      (ii) any misrepresentation, inaccuracy or breach of any warranty contained in or referred to in Section 5.8;

                      (iii) the failure of the Borrower or any of its subsidiaries to comply with any Environmental Requirement during or after the term of this Agreement;

                      (iv) the imposition of any Lien for damages caused by or the recovery of any costs for the cleanup, Release or threatened Release of Hazardous Material by the Borrower or any of its subsidiaries, or in connection with any property owned or formerly owned by the Borrower or any of its subsidiaries; or

                      (v) any actual or alleged prohibited transaction or any actual or alleged sale of a prohibited loan under ERISA or under any state statute regulating investments of, and fiduciary obligations with respect to, governmental plans relating to Section 3(32) of ERISA, and in obtaining any individual prohibited transaction exemption under ERISA or any administrative exemption under any state statute that may be required (in the Bank's sole discretion) that the Bank or any of the Bank's affiliates or Indemnified Parties may incur, directly or indirectly, as a result of any misrepresentation, inaccuracy or breach of any warranty contained in or referred to in Section 5.7.

     The obligations of the Borrower in respect of Indemnified Liabilities shall survive repayment of the Note or any transfer of the Borrower's property by foreclosure or by a deed in lieu of foreclosure, regardless of whether caused by or within the control of the Borrower. Notwithstanding any of the foregoing, the Borrower shall not be responsible, or otherwise liable for, any Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or willful misconduct or breach of this Agreement. The Borrower and its successors and assigns hereby waive, release and agree not to make any claim or bring any cause or recovery action against the Bank or any other Indemnified Party in respect of claims arising under clauses (i) through (v) above. It is expressly understood and agreed that to the extent that any such Person is strictly liable in respect of any such claim, the Borrower's obligations to such Person under this Section
     10.4 shall likewise be without regard to fault on the part of the Borrower with respect to the violation or condition which results in liability of such Person. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

              Section 10.5. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or

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     demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations now or hereafter existing under this Agreement or the Note, irrespective of whether or not the Bank shall have made any demand hereunder or under the Note and although such obligation may be unmatured. The rights of the Bank under this Section
     10.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off ) which the Bank may have. The Bank agrees to notify the Borrower promptly after it exercises any such right of set-off.

              Section 10.6. Amendments and Waivers. Any provision of this Agreement, the Note or any Letter of Credit Application may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Bank.

              Section 10.7.  Successors and Assigns.

              (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Bank.

              (b) The Bank may at any time grant to one or more banking subsidiaries of First Union Corporation (each, a "Participant") participating interests in the Line of Credit Commitment or in any or all of the Advances. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder, and the Bank shall continue to deal solely and directly with the Borrower in connection with the Bank's rights and obligations under this Agreement. Any agreement pursuant to which the Bank may grant such a participating interest shall provide that the Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or the Note.

              (c) The Bank may at any time assign to one or more banks or other institutions (each, an "Assignee") all or part of its rights and obligations under this Agreement and the Note, and such Assignee shall assume such rights and obligations, pursuant to an instrument executed by such Assignee and the Bank with (and subject to) the consent of the Borrower (which may be withheld in the Borrower's sole discretion); provided, however, that any partial assignment shall be in the amount of at least $500,000 or integral multiples thereof. Upon execution and delivery of such an instrument and payment by such Assignee to the Bank or an amount equal to the purchase price agreed between such Assignee and the Bank, such Assignee shall become a party to this Agreement and shall have all the rights and obligations of a bank with a Line of Credit Commitment as set forth in such instrument of assumption, and the Bank shall be

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     released from its obligations hereunder, to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section 10.7(c), the Bank and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to such Assignee. In the event that such Assignee is not incorporated under the laws of the United States of America or any jurisdiction thereof, such Assignee shall, prior to the first date on which interest or fees are payable hereunder for its account deliver to the Borrower certification as to exemption from deduction or withholding of any United States federal income taxes.

              (d) The Bank may furnish any information concerning the Borrower in its possession from time to time to Participants and Assignees (including prospective Participants and Assignees) and may, with the prior written consent of the Borrower, furnish such information in response to credit inquiries consistent with general banking practice.

              (e) No Participant, Assignee or other transferee of the Bank's rights shall be entitled to receive any greater payment under Section 9.3 than such transferee would have been entitled to receive with respect to the rights assigned or otherwise transferred, unless such assignment or transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 9.2 or 9.3 requiring the Bank to designate a different lending office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

              Section 10.8. Governing Law. This Agreement and the Note shall be deemed to be contracts made under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except as otherwise provided herein.

              Section 10.9. Counterparts; Effectiveness. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Bank shall have received counterparts hereof signed by both parties.

              Section 10.10. Waiver of Jury Trial; Submission to Jurisdiction. The Borrower and the Bank hereby irrevocably and unconditionally waive all right to trial by jury in any action, proceeding, or counterclaim arising out of or related to this Agreement or the Notes or any of the transactions contemplated hereby or thereby. Any legal action or proceeding with respect to this Agreement or the Notes or any document related hereto or thereto shall be brought in the U.S. District Court for the Eastern District of Virginia sitting in Alexandria, Virginia, or a Commonwealth of Virginia state court sitting in Fairfax County, Virginia, and by execution and delivery of this Agreement the Borrower and the Bank hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower and the Bank hereby irrevocably and unconditionally waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of the forum non conveniens which they now

                                         F74
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     or hereafter may have to the bringing of any action or proceeding in such respective jurisdictions.

              Section 10.11. Waiver of Personal Liability. The Borrower's Third Amended and Restated Declaration of Trust on file in the Office of the Recorder of Deeds of the District of Columbia provides that neither the shareholders nor the trustees of the Borrower, nor any officer, employee, representative or agent of the Borrower, shall be personally liable for the satisfaction of the obligations of the Borrower under this Agreement, the Note or any Letter of Credit Application. The Bank hereby agrees to look solely to the Borrower and the property of the Borrower for the satisfaction of any claim arising from this Agreement, and shall not seek to impose personal liability on any shareholder, trustee, officer, employee, representative or agent of the Borrower in connection with any such claim. As used in this Section 10.11, the term "trustee" shall mean, collectively, the individuals currently serving as trustees of the Borrower, as long as they continue in office, and all other individuals then in office who have been duly elected or appointed as trustees of the Borrower.

              Section 10.12. Entire Agreement. This Agreement, the Note and the Letter of Credit Applications set forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all previous understandings, written or oral, in respect thereof. The Borrower may not, from and including the Effective Date, borrow amounts pursuant to the Prior Credit Agreement ; and as of the Effective Date, the Prior Credit Agreement shall terminate and be of no further force or effect.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be only executed by their respective authorized officers as of the day and year first above written.

                      FEDERAL REALTY INVESTMENT TRUST


                      By:____________________________
                          Ron D. Kaplan
                          Vice President -
                               Capital Markets

                          4800 Hampden Lane
                          Bethesda, Maryland  20814
                          Attention:  Legal Department

                      FIRST UNION NATIONAL BANK OF VIRGINIA


                      By:____________________________
                           Terry W. Miller
                           Vice President


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                           1970 Chain Bridge Road
                           McLean, Virginia  22102-4099
                                                                   Schedule 1.1A

                                  AUTHORIZED PERSONS


     Executive Officers

     Steven J. Guttman
     Ron D. Kaplan
     Catherine R. Mack
     Mary Jane Morrow
     Hal A. Vasvari
     Robert S. Wennett


     Trustees

     Steven J. Guttman
     Count Arthur Cornet
     Arnold M. Kronstadt
     Dennis Berman
     Samuel J. Gorlitz
     Donald H. Misner
     Walter F. Loeb
     Morton B. Lerner
     George L. Perry

























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